Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 of Expedia, Inc. pertaining to the Expedia, Inc. 2005 Stock and Annual Incentive Plan, Expedia, Inc. 401(k) Retirement Savings Plan and Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors of our reports dated February 10, 2011 with respect to the consolidated financial statements of Expedia, Inc. and the effectiveness of internal control over financial reporting of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 16, 2011